As filed with the Securities and Exchange Commission on September 25, 1995
                                              Registration No. 33-________


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                         LEGGETT & PLATT, INCORPORATED
             (Exact name of registrant as specified in its charter)


          Missouri                 No. 1--Leggett Road         44-0324630
(State or other jurisdiction of  Carthage, Missouri 64836   (I.R.S. Employer
incorporation or organization)       (417) 358-8131        Identification No.)

      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               John A. Lyckman
                           Assistant General Counsel
                         Leggett & Platt, Incorporated
                              No. 1--Leggett Road
                           Carthage, Missouri  64836
                                 (417) 358-8131
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

                   CALCULATION OF REGISTRATION FEE

                                           Proposed             Proposed
Title of Each Class of       Amount to be  Maximum Offering     Maximum             Amount of
Securities to be Registered  Registered    Price Per Share (1)  Aggregate Offering  Registration Fee
                                                                Price (1)
_____________________________________________________________________________________________________
Common Stock, $.01 par
value and attached Preferred
Stock Purchase Rights        29,786 shares  $24.9375            $742,788.38         $257

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices of Registrant's Common Stock on September 22, 1995 on the New York Stock Exchange Composite Tape of $24.9375.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Prospectus

                         29,786 Shares

                 LEGGETT & PLATT, INCORPORATED
                          Common Stock
(and Preferred Stock Purchase Rights attached to the Common Stock)


     The shares of Common Stock, $.01 par value, (the "Common Stock") of Leggett & Platt, Incorporated, a Missouri corporation (the "Company") offered hereby (the "Shares") are being sold for the account of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that these Shares may be sold from time to time in transactions on the New York Stock Exchange or Pacific Stock Exchange or in negotiated transactions, in each case at prices satisfactory to the Seller. (See "Plan of Distribution.")

     The Company will receive no part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement and Prospectus and all filing, legal and accounting fees incurred in connection with registration of the Shares under the federal securities laws.

     The Common Stock is listed on the New York Stock Exchange and Pacific Stock Exchange (symbol: LEG). On September 22, 1995 the average of the high and low prices of the Common Stock on the New York Stock
Exchange, Composite Transactions was $24.9375 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. Neither the delivery of this Prospectus nor any sale made herein shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.
This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

        The date of this Prospectus is September 25, 1995


                           AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 75 Park Place, 14th Floor, New York, New York 10007; and 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York and at the office of the Pacific Stock Exchange Incorporated, Listings Department, 115 Sansone Street, Suite 1104, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of such Registration Statement are available from the Commission.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been previously filed by the Company with the Commission and are incorporated by reference into this
Prospectus:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1994.

     (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     (3) The description of the Company's common stock contained in Form 8-A dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description.

     (4) The description of the Company's Preferred Stock Purchase Rights contained in Form 8-A dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description.

     All reports and definitive proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents, except that in no event shall any information included in any such document in response to item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). All requests for such information should be directed to the Company's executive offices at No. 1 Leggett Road, Carthage, Missouri 64836, Attention:
Investor Relations, (417) 358-8131.

                           THE COMPANY

     The Company was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the manufacture and sale of steel coil bedsprings.
The Company's principal executive offices are located at No. 1--Leggett Road, Carthage, Missouri 64836, telephone (417) 358-8131. Unless otherwise indicated the term "Company" includes Leggett & Platt, Incorporated and its majority-owned subsidiaries.

     The Company is a manufacturer. It makes a variety of products which are sold to several thousand customers. The Company's products include a broad line of components that are primarily sold to companies which
manufacture finished furniture and bedding.   Components are items used by
furnishings manufacturers to construct their finished products.
Examples of components manufactured by the Company include innerspring and boxspring units for mattresses and boxsprings; foam, textile, fiber and other cushioning materials for bedding and furniture; springs and seating suspensions for furniture; steel mechanisms for reclining chairs, sleeper sofas and other types of motion furniture; chair controls, aluminum, steel and plastic bases for office furniture; non-fashion fabrics and other furniture supplies.

     The Company also makes some finished furnishings products. Examples include bed frames, daybeds, bunk beds, headboards, electric beds, carpet underlay, metal and wire displays, shelving and commercial fixtures. These finished products are sold to manufacturers that also buy the Company's components or to wholesalers, retailers and others.

     Outside the furnishings area, the Company produces and sells a number of components and other products used in many different home, industrial and commercial applications. These products require manufacturing technologies similar to those used in making furnishings products and also include certain raw materials which the Company makes for its own use. Examples of these diversified products include industrial wire, steel tubing, aluminum ingot, aluminum die cast products, automotive seat suspension systems, industrial fabrics, mechanical springs, machinery and parts for manufacturing equipment, foam products, and injection molded plastic products.

     The Company's products are made primarily from steel rod, wire and other types of steel, textile fibers, woven and non-woven fabrics, aluminum, wood, foam chemicals and plastics. Some of these raw materials such as steel wire, steel tubing, aluminum ingot, shredded textile fibers and cut-to-size dimension lumber are manufactured by the Company.

     The Company has approximately 60 major manufacturing facilities in North America located in 32 states in the United States and Canada. In addition the Company has approximately 90 additional facilities used in assembly, warehousing, sales, administration or research and development. There are approximately 16,000 Company employees.

                         USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                       SELLING SHAREHOLDERS

     The following information has been provided to the Company by the persons listed below as the Selling Shareholders (the "Selling
Shareholders") including the number of shares of the Common Stock beneficially owned by each Selling Shareholder as of September 18, 1995, and the number of shares of the Common Stock being offered for the account of such Selling Shareholder pursuant to this Prospectus.


                                                                 Shares to Be Owned
Name of                 Beneficially Owned     Shares Offered    After Completion of
Selling Shareholders     Prior to Offering         Hereby           This Offering

Douglas D. Moody             50,840                19,972                -0-

Donna C. Bradshaw            24,562                 9,814                -0-

     None of the Selling Shareholders has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the shares of the Common Stock of the Company.

     Each of the Selling Shareholders received the Shares offered hereby directly or indirectly in connection with the merger (the "Merger") of L&P Acquisition Co.-NM, a wholly-owned subsidiary of the Company, into WBSCO, Inc., a New Mexico corporation ("WBSCO"). As a result of this transaction, WBSCO became a wholly-owned subsidiary of the Company.

                       PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on one or more exchanges or in negotiated transactions not on an exchange at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.



                              CAPITAL STOCK

     The Company's authorized capital stock consists of 300,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series A Junior Participating Preferred Stock and 99,000,000 shares of Preferred Stock without par value. As of September 18, 1995, there were 84,127,037 shares of Common Stock and no shares of preferred stock outstanding.

     A description of the Common Stock is contained in the Company's Registration Statement on Form 8-A, dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference. A description of the Preferred Stock Purchase Rights is contained in the Company's Registration Statement on Form 8-A, dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference.


                              LEGAL OPINIONS

     Ernest C. Jett, Vice President, Secretary and Managing Director of the Legal Department for the Company, has rendered an opinion concerning the validity of the Shares and certain other legal matters.
Mr. Jett is an official officer and a full-time employee of the Company. On September 18, 1995, Mr. Jett beneficially owned 42,972 shares of Common Stock and held options to purchase an additional 20,220 shares of Common Stock.

                              EXPERTS

     The consolidated balance sheet of Leggett & Platt, Incorporated and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and the related schedules included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 incorporated by reference in the Registration Statement have been examined by Price Waterhouse LLP, independent certified public accountants, as set forth in their reports which have been incorporated herein by reference. Such financial statements and schedules are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.


TABLE OF CONTENTS                                  LEGGETT & PLATT, INCORPORATED

                                                             29,786
Page                                                      Common Stock
                                                         $.01 Par Value
Available Information. . . . .  . . . . . . .2
                                                 (and Preferred Stock Purchase Rights
Incorporation of Certain Information                 attached to the Common Stock)
   by Reference. . . . . . . . . . .  . . . .2
                                                    _______________________________
The Company. . . . . . . . . . . . . .  . . .4
                                                              PROSPECTUS
Use of Proceeds. . . . . . . . . .. . . . . .4      ________________________________

Selling Shareholders . . . . . .  . . . . . .5            September 25, 1995

Plan of Distribution . . . . . . . . .. . . .5

Capital Stock. . . . . . . . . . .  . . . . .6

Legal Opinions . . . . . . . . . . . . .. . .6

Experts. . . . . . . . . .  . . . . . . . . .6





                               PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered, exclusive of those expenses to be borne by the Selling Shareholders.

SEC registration fee . . . . . . . . . . . . . . . . .        $      257
Accounting fees and expenses . . . . . . . . . . . . .               500
Legal fees and expenses. . . . . . . . . . . . . . . .               750
Printing of documents. . . . . . . . . . . . . . . . .               100
Miscellaneous. . . . . . . . . . . . . . . . . . . . .               -0-
     Total . . . . . . . . . . . . . . . . . . . . . .        $    1,607

Item 15.  Indemnification of Directors and Officers

     Under the Company's Restated Articles of Incorporation and Missouri corporation laws, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities, claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities Act of 1933), to which they are made a party by reason of the fact that he is or was a director or officer of the Company.

     The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its Restated Articles of Incorporation.

Item 16.  Exhibits

     5 Opinion of Ernest C. Jett, Vice President & Secretary and Managing Director of the Legal Department for the Registrant

     23(a)  Consent of Price Waterhouse LLP

     23(b) Consent of Ernest C. Jett, Vice President & Secretary and Managing Director of the Legal Department for the Registrant (contained in opinion filed as Exhibit 5 hereto)

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

(a)

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, indivi-dually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Act and is, therefore, unenforceable.   In the event that a claim for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carthage, State of Missouri, on the 25th day of September, 1995.

                              LEGGETT & PLATT, INCORPORATED


                              By:  /s/ FELIX E. WRIGHT
                                   Felix E. Wright
                                   President and Chief Operating Officer

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Cornell, Jr., Felix E. Wright, Robert A. Jefferies, Jr. and Michael A. Glauber, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                Title                    Date

(a)  Principal Executive Officer:


     /s/ HARRY M. CORNELL, JR.     Chairman of the Board,   September 25, 1995
     Harry M. Cornell, Jr.         Chief Executive Officer
                                   and Director


(b)  Principal Financial Officer
     and Principal Accounting
     Officer:


     /s/ MICHAEL A. GLAUBER        Senior Vice President,   September 25, 1995
     Michael A. Glauber            Finance & Administration


(c)  Directors:


     /s/ RAYMOND F. BENTELE        Director                 September 25, 1995
     Raymond F. Bentele


     /s/ RICHARD T. FISHER         Director                 September 25, 1995
     Richard T. Fisher


     /s/ FRANK E. FORD, JR.        Director                 September 25, 1995
     Frank E. Ford, Jr.


     /s/ DAVID S. HAFFNER          Director                 September 25, 1995
     David S. Haffner


     /s/ ROBERT A. JEFFERIES, JR.  Director                 September 25, 1995
     Robert A. Jefferies, Jr.


     /s/ ALEXANDER M. LEVINE       Director                 September 25, 1995
     Alexander M. Levine


     /s/ RICHARD L. PEARSALL       Director                 September 25, 1995
     Richard L. Pearsall


     /s/ MAURICE E. PURNELL, JR.   Director                 September 25, 1995
     Maurice E. Purnell, Jr.


     /s/ FELIX E. WRIGHT           Director                 September 25, 1995
     Felix E. Wright


                              EXHIBIT INDEX

Exhibit
Number                        Description

5 Opinion of Ernest C. Jett, Vice President & Secretary and Managing Director of the Legal Department for the Registrant

23(a)     Consent of Price Waterhouse LLP

23(b) Consent of Ernest C. Jett, Vice President & Secretary and Managing Director of the Legal Department (contained in Opinion)